                                                                   EXHIBIT 10.15
                                                                   -------------


                  [Letterhead of Jay Alix & Associates, Inc.]

October 15, 1996

Mr. Wallace L. Rueckel
Ryder TRS, Inc.
4000 Town Center, Suite 530
Southfield, Michigan  48075

Re:  Advisory, Restructuring and Turnaround Services

Dear Mr. Rueckel:

This letter outlines the understanding between Jay Alix & Associates, a Michigan corporation ("JA&A") and Ryder TRS, Inc. (the "Company") of the objective, tasks, work product and fees for the engagement of JA&A to provide advisory, restructuring and turnaround services to the Company.

OBJECTIVE

Assist the Company and its management and new owners to achieve the business plan and objectives that have been set out in the deal syndication book prepared by Questor Management Company. Such plan reflects realization of financial benefits from initiatives that will be focused on improving the Company's income statement, balance sheet, organization structure and corporate processes.

TASKS

Conduct a comprehensive review of the Company through meetings with key employees, on-site operations review and analysis of financial and other information to gain a working knowledge of the Company and identify areas of opportunity.

 .    Assess and develop a plan to realign the Company's organization structure appropriate to meeting the Company's objective.

 .    Develop the goals, measurements, structure and composition of Profit
     Improvement Teams that will be made up of Company employees.

 .    Assist in selecting members for the Steering Committee and Profit
     Improvement Teams, and assist in structuring their organization.

 .    Develop and provide training for Profit Improvement Team leaders.

 .    Organize and lead the Profit Improvement Team kick-off meeting.

 .    Assist the Company in developing a communications program for Profit
     Improvement Teams, including key messages and communications vehicles targeted at employees, shareholders, customers, vendors and others.

 .    Actively participate as facilitators to Profit Improvement Teams and assist in monitoring and reporting on their progress.

 .    Provide oversight assistance during the implementation process for initiatives that are identified by Profit Improvement Teams and approved by the Steering Committee.

 .    Assist in measuring financial and other benefits derived from the Profit
     Improvement Team process.

 .    Assist in developing a cash flow forecasting model.

 .    Assist in challenging capital spending plans to help assure that such expenditures are necessary, appropriately timed and effective as proposed.

 .    Assist in evaluating proposed contracts to make recommendation to the Board of Directors as to the terms proposed and necessity of the contract.

 .    Assist in other matters as may be mutually agreed upon.

WORK PRODUCT

 .    Our work product will be in the form of:

 .    Information to be discussed with you and others, as you may direct.

 .    Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

STAFFING

Lawrence J. Ramaekers will be the principal responsible for the overall engagement. He will be assisted by a staff of consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment.

PROFESSIONAL FEES

We charge a combination of hourly and success fees, as follows:

     ESTIMATED HOURLY FEES

     Based on our current understanding of the situation, we estimate the total hourly fees will be $2.6 million; however, the actual hourly fees may be higher or lower depending on a number of factors that cannot be precisely estimated. This estimate includes out of pocket cash expenses, such as travel and lodging that we estimate will approximate 10% of hourly fees.

     We will require a retainer of $250,000. Invoices for hourly fees and out of pocket cash expenses will be rendered semi-monthly and are due upon receipt.

     Hourly rates are based upon the following schedule:

-----------------------------------------------------------------
Staff Classification                                  Rate Range
-----------------------------------------------------------------
Principals                                           $430 TO $460
-----------------------------------------------------------------
Senior Associates                                    $175 TO $305
-----------------------------------------------------------------
Associates and Consultants                           $160 TO $200
-----------------------------------------------------------------

For purposes of planning, we estimate that hourly fees will be incurred as follows:

-----------------------------------------------------------------
Time Period                               Per Month    Cumulative
-----------------------------------------------------------------
Months 1 to 6                              $300,000    $1,800,000
-----------------------------------------------------------------
Months 7 and 8                             $200,000    $2,200,000
-----------------------------------------------------------------
Months 9 through 12                        $100,000    $2,600,000
-----------------------------------------------------------------

     CONTINGENT SUCCESS FEES

     In addition to hourly fees, the Company has agreed to pay a contingent success fee based upon achieving the Company's business plan of EBITDA equal to $163 million for 1997 and $171 million for 1998 (unless such business plan is reduced in negotiation between management and Questor in which case the lower amount shall be the threshold). Further, in determining the EBITDA results achieved, there shall not be deducted as an expense, restructuring charges or other start-up costs. This formula will also be adjusted up or down for changes, errors or omissions in plan activities and unusual or unplanned items not related to turnaround activities, such as an acquisition or similar event.

------------------------------------------------------------------
Success Fee Level                    1997 Plan       1998 Plan
------------------------------------------------------------------
Achieve Plan                         NONE            NONE
------------------------------------------------------------------
First $10 Million Over Plan          7%              6%
------------------------------------------------------------------
Next $10 Million Over Plan           9%              7%
------------------------------------------------------------------
Next $10 Million Over Plan           12%              8%
------------------------------------------------------------------
Next $10 Million Over Plan           15%             10%
------------------------------------------------------------------
More Than $40 Million Over Plan      15% OF EXCESS   15% OF EXCESS
------------------------------------------------------------------

     PAYMENT OF CONTINGENT SUCCESS FEE

     The amount of contingent success fee earned will be payable in cash.

SEMI-MONTHLY BILLINGS

As noted, we will require a retainer of $250,000 to be applied against the time charges, excluding expenses, specific to the engagement. We will submit semi-monthly invoices for services rendered and expenses incurred as described above, and we will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed upon amount.
Any unearned portion of the retainer will be returned to you at the termination of the engagement.

RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. JA&A is not to be considered an employee or agent of the Company and the employees of JA&A are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company also agrees not to solicit or recruit any employees or agents of JA&A for a period of two years subsequent to the completion and/or termination of this agreement.

CONFIDENTIALITY

JA&A agrees to keep confidential all information obtained from the Company.
JA&A agrees that neither it nor its directors, officers, principals, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JA&A also agrees that only those of its directors, officers, principals, employees, agents and attorneys who have a need-to-know to perform the services contracted herein and are under an obligation to maintain the confidentiality of the Information will be given access to the Information. JA&A may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, JA&A will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all advice (written or oral) given by JA&A to the Company in connection with JA&A's engagement is intended solely for the benefit and use of the Company (limited to its management, shareholders and others, such as lenders, who have a need for access to it) in considering the transactions to which it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks and programs referred to herein or in discussions with the Company's lenders or debt holders, without JA&A's prior approval (which shall not be unreasonably withheld) except as required by law. This agreement will survive the termination of the engagement.

FRAMEWORK OF THE ENGAGEMENT

The Company acknowledges that it is not hiring JA&A because of its CPA credentials, but purely to assist and advise the Company in business planning and restructuring. JA&A's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

INDEMNIFICATION

In engagements of this nature, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to actions taken or omitted to be taken by us in bad faith or from our gross negligence. This agreement will survive the termination of the engagement.

TERMINATION AND SURVIVAL

The agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JA&A will be entitled to any fees and expenses due under the provisions of the agreement. Such payment obligation shall inure to the benefit of any successor or assignee of JA&A.

The obligations of the parties under the Indemnification and Confidentiality sections of this agreement shall survive the termination of the agreement as well as the other sections of this agreement which expressly provide that they shall survive termination of this agreement.

GOVERNING LAW

This letter agreement is governed by and construed in accordance with the laws of the State of Michigan with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

CONFLICTS

We know of no fact or situation which would represent a conflict of interest for us with regard to the Company. We do wish to disclose the following information:

 .    All of the Principals of JA&A, including Jay Alix, the Managing General
     Partner of Questor Partners Fund, L.P. own general and/or limited partnership interests in Questor Partners Fund, L.P. or Questor Side-by-Side Partners, L.P., a related entity.

 .    Chase Bank, a lender to the Company and one of the equity investors in the new entity, is also a limited partner of Questor.

 .    Ryder System, Inc., the seller of the Company's assets, is presently a client of JA&A.  Work on that engagement is currently on-going.

SEVERABILITY

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

ENTIRE AGREEMENT

All of the above contains the entire understanding of the parties relating to the services to be rendered by JA&A and may not be amended or modified in any respect except in writing signed by the parties.

NOTICES

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr.

Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

If these terms meet with your approval, please sign and return the enclosed copy of this proposal and return it with the amount required to establish the retainer.

We look forward to working with you.

Sincerely yours,


JAY ALIX & ASSOCIATES

Lawrence J. Ramaekers
Principal

Acknowledged and Agreed to:
By:  /s/ Wallace L. Rueckel
Its: Chairman
Dated: October 15, 1996